UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 23, 2007
Enstar Group Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor 18 Queen Street, Hamilton HM JX Bermuda	N/A

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (441) 292-3645
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. COMPLETION OF ACQUISITION.
On February 23, 2007, Enstar Group Limited (“Enstar”) and Oceania Holdings Ltd., its wholly-owned subsidiary, completed the previously announced acquisition of Inter-Ocean Holdings Ltd. (“Inter-Ocean”). Enstar acquired Inter-Ocean by purchasing all of the outstanding capital stock of Inter-Ocean from its stockholders for a total purchase of approximately $57 million, which was funded with available cash on hand and the incurrence of approximately $26.8 million in new bank debt.
Inter-Ocean owns two reinsurers, one based in Bermuda and one based in Ireland. Both companies wrote international reinsurance and had in place retrocessional policies providing for the full reinsurance of all of the risks they assumed. In April 2005, the board of directors of Inter-Ocean decided to have both companies cease underwriting new business and placed them into run-off. Enstar has been providing management services to Inter-Ocean for approximately 13 months.
A copy of the Agreement relating to the Sale and Purchase of the Entire Issued Share Capital of Inter-Ocean Holdings, Ltd., dated December 29, 2006, as amended on January 29, 2007, is attached as Exhibit 2.1 and incorporated herein by reference.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(a)	Financial Statements of Business Acquired.
     The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment no later than 71 calendar days after the date that this report on Form 8-K must be filed.
(b)	Pro Forma Combined Financial Information.
     The pro forma combined financial information required by Item 9.01(b) of Form 8-K will be filed by amendment no later than 71 calendar days after the date that this report on Form 8-K must be filed.
(d)	Exhibits.
2.1	Agreement relating to the Sale and Purchase of the Entire Issued Share Capital of Inter-Ocean Holdings Ltd. dated December 29, 2006, as amended on January 29, 2007. (Schedules and Exhibits to this Agreement have been omitted from this filing and will be furnished supplementally to the Securities and Exchange Commission upon request.)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENSTAR GROUP LIMITED
Date: March 1, 2007	By:	/s/ Richard J. Harris
Richard J. Harris
Chief Financial Officer

EXHIBIT INDEX
2.1	Agreement relating to the Sale and Purchase of the Entire Issued Share Capital of Inter-Ocean Holdings Ltd. dated December 29, 2006, as amended on January 29, 2007. (Schedules and Exhibits to this Agreement have been omitted from this filing and will be furnished supplementally to the Securities and Exchange Commission upon request.)